Press release dated May 7, 2025

Informatica Reports First Quarter 2025 Financial Results

•Cloud Subscription Annualized Recurring Revenue (ARR) increased to $848 million, representing 30% year-over-year growth, 30.1% in constant currency
•Total ARR increased to $1.70 billion, representing 4.1% year-over-year growth, 4.1% in constant currency
•Results above all first quarter 2025 guidance metric range midpoints

REDWOOD CITY, CA, May 7, 2025 - Informatica (NYSE: INFA), an AI-powered enterprise cloud data management leader, today announced financial results for its first quarter 2025, ended March 31, 2025.

"Informatica’s first quarter results marked a strong start to 2025, reflecting disciplined execution of our strategic initiatives. We exceeded midpoint expectations across all key revenue and profitability metrics with Cloud Subscription ARR growth of 30% year-over-year driven by new cloud workloads, strong cloud net expansion from customers, increased Gen AI usage, and accelerating migrations from our on-premises base to the cloud,” said Amit Walia, Chief Executive Officer at Informatica. “The growth of our cloud platform at scale demonstrates the mission-critical nature of data management. Our product leadership, vast partner ecosystem, and the delivery of data and AI innovation through the IDMC platform reflect our confidence in our ability to perform in the current environment.”

First Quarter 2025 Financial Highlights:
•GAAP Total Revenues increased to $403.9 million, representing 3.9% year-over-year growth or 5.6% year-over-year growth on a constant currency basis(1). Total revenues included a negative impact of approximately $6.6 million from foreign currency exchange rates (FX) year-over-year.
•GAAP Cloud Subscription Revenue increased to $199.9 million, representing 32% year-over-year growth and 70.4% of subscription revenues.
(1) Constant currency basis is calculated by translating current period revenue using the comparable period's exchange rates from the prior year.

•Total ARR increased to $1.70 billion, representing 4.1% year-over-year growth or 4.1% year-over-year growth on a constant currency basis. Total ARR included a negative impact of approximately $0.6 million from FX rates year-over-year.
•Cloud Subscription ARR increased to $848.4 million, representing 30.0% year-over-year growth or 30.1% year-over-year growth on a constant currency basis. Cloud Subscription ARR included a negative impact of approximately $0.4 million from FX rates year-over-year.
•GAAP Operating Income of $33.8 million and Non-GAAP Operating Income of $121.6 million. GAAP Operating Margin increased by 760 basis points to 8.4% and Non-GAAP Operating Margin increased by 200 basis points to 30.1% compared to the prior year period.
•GAAP Operating Cash Flow of $154.2 million.
•Adjusted Unlevered Free Cash Flow (after-tax) of $186.0 million. Cash paid for interest of $30.0 million.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

First Quarter 2025 Business Highlights:
•Processed 119.3 trillion cloud transactions per month for the quarter ended March 31, 2025, as compared to 91.8 trillion cloud transactions per month in the same quarter last year, an increase of 30% year-over-year.
•Achieved a Cloud Subscription Net Retention Rate (NRR) of 120% at the global parent level as of March 31, 2025.
•Reported 2,475 Cloud Subscription ARR customers at the end of March 31, 2025, an increase of 8% year-over-year.

Product Innovation and Business Updates:
•Introduced new cloud data management innovations to simplify and enhance enterprise-wide access to AI-ready data, including:
◦CLAIRE Copilot in preview for Data Integration for users to generate data pipeline using natural language processing (NLP), receive context-aware execution recommendations and automate documentation, enhancing efficiency and transparency in data ingestion, replication and integration;
◦CLAIRE Copilot in preview for Integration Platform as a Service (iPaaS) for users to create complex multi-step, app-to-app integration processes, generate single-app insights, automate object mappings and produce business and technical summaries through an intuitive NLP-based interface; and
◦CLAIRE GPT integration for Master Data Management (MDM) enables NLP-based search and metadata exploration by automatically generating glossary descriptions and aliases, improving data understanding across teams and allowing Data Marketplace users to explore data marketplaces through conversational queries, simplifying data discovery and enhancing accessibility.
•Expanded partnership with Databricks: announced the expansion of Intelligent Data Management Cloud (IDMC) platform services on Google Cloud, including support for the Databricks Data Intelligence Platform with 300+ connectors for data ingestion; no-code data pipelines running natively within Databricks for data preparation and transformation; data quality and profiling for data with Databricks Intelligence platform; and enterprise-wide data governance for seamless integration with Unity Catalog.
•Expanded partnership with Google: announced the expansion of IDMC platform services on Google Cloud, including support for the Databricks Data Intelligence Platform, API Center and Cloud Data Access Management (CDAM) services. These expanded services offer customers cost efficiency for their data platforms with integration to BigQuery for scale, governance, and model inference, as well as integration with Vertex AI for advanced use cases and agentic workflows.
•Appointed Krish Vitaldevara, a NetApp, Microsoft and Google veteran, as chief product officer to lead the product strategy function and play a key role in driving the Company's next phase of innovation and growth.

Industry Recognition:
•Recognized as a Leader in the 2025 Gartner® Magic Quadrant™ for Augmented Data Quality Solutions report. This marks the 17th time of being named a Leader, where Informatica is once again positioned furthest on the Completeness of Vision axis and highest on the Ability to Execute axis.
•Recognized as a Champion in the 2025 Bloor Research Data Integration Market Update.
•Recognized as a Market Leader in the 2025 BARC Score Data Intelligence Platforms report.
•Achieved the Highest Ranking in the 2025 Information Services Group (ISG) Product Information Platform Buyers Guide.

Share Repurchase:
•During the first quarter 2025, the Company spent $100.0 million to repurchase 4.9 million shares of its Class A common stock at an average price of $20.50 through open market purchases. The Company has $596.8 million available under its $800.0 million stock repurchase program. The Company has reduced its total outstanding share count by 2.8% to date.

Upcoming Events:
•From May 13-15, 2025, the Company will host customers and partners at Informatica World 2025 to learn about Al agents, data management best practices and how to accelerate their path to AI-ready data.
•On May 13, 2025, the Company is scheduled to participate in a fireside chat discussion at the J.P. Morgan 53rd Annual Global Technology, Media & Communications Conference at 11:30 a.m. Eastern Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On May 28, 2025, the Company is scheduled to host investor meetings at the TD Cowen 53rd Annual Technology, Media & Telecom Conference.
•On June 4, 2025, the Company is scheduled to participate in a fireside chat discussion at the BofA Securities 2025 Global Technology Conference at 10:00 a.m. Pacific Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On June 10, 2025, the Company is scheduled to host investor meetings at the D.A. Davidson 1st Annual Consumer & Technology Conference.
•On June 11, 2025, the Company is scheduled to host investor meetings at the Mizuho Technology Conference.

Second Quarter and Full-Year 2025 Financial Outlook
The Company provides the financial guidance below based on current market conditions and expectations and it is subject to various important cautionary factors described below. Guidance includes the impact from expected foreign exchange headwinds versus the prior year comparable periods.

Based on information available as of May 7, 2025, guidance for the second quarter of 2025 is as follows:

Second Quarter 2025 Ending June 30, 2025:
•GAAP Total Revenues are expected to be in the range of $391 million to $411 million, representing approximately 0.1% year-over-year growth at the midpoint of the range or approximately -0.5% year-over-year growth on a constant currency basis.
•Total ARR is expected to be in the range of $1.690 billion to $1.714 billion, representing approximately 2.0% year-over-year growth at the midpoint of the range or approximately 2.1% year-over-year growth on a constant currency basis.
•Cloud Subscription ARR is expected to be in the range of $889 million to $901 million, representing approximately 27.4% year-over-year growth at the midpoint of the range or approximately 27.4% year-over-year growth on a constant currency basis.
•Non-GAAP Operating Income is expected to be in the range of $93 million to $107 million, representing approximately -12.9% year-over-year decrease at the midpoint of the range.

Based on information available as of May 7, 2025, the Company reaffirms previously provided guidance for the full-year 2025, as follows:

Full-Year 2025 Ending December 31, 2025:
•GAAP Total Revenues are expected to be in the range of $1.670 billion to $1.720 billion, representing approximately 3.4% year-over-year growth at the midpoint of the range or approximately 3.5% year-over-year growth on a constant currency basis.
•Total ARR is expected to be in the range of $1.755 billion to $1.795 billion, representing approximately 2.9% year-over-year growth at the midpoint of the range or approximately 2.9% year-over-year growth on a constant currency basis.
•Cloud Subscription ARR is expected to be in the range of $1.019 billion to $1.051 billion, representing approximately 25.1% year-over-year growth at the midpoint of the range or approximately 25.2% year-over-year growth on a constant currency basis.
•Non-GAAP Operating Income is expected to be in the range of $546.0 million to $566.0 million, representing approximately 3.5% year-over-year growth at the midpoint of the range.
•Adjusted Unlevered Free Cash Flow (after-tax) is expected to be in the range of $540.0 million to $580.0 million, representing approximately -3.3% year-over-year decrease at the midpoint of the range.

The Company’s forecast is based upon market-based forward FX rates as of the date of the forecast. On a constant currency basis using FX rates experienced in 2024, the FX impact to fiscal 2025 guidance of expected forward FX rates is as follows:

	Q2 2025	Full-Year 2025
GAAP Total Revenues	~$2.2m positive impact y/y	~$2.0m positive impact y/y
Total ARR	~$0.6m negative impact y/y	~$1.2m negative impact y/y
Cloud Subscription ARR	~$0.3m negative impact y/y	~$1.1m negative impact y/y

In addition to the above guidance, the Company is also providing second quarter and full-year 2025 cash paid for interest estimates for modeling purposes. For the second quarter 2025, we estimate cash paid for interest to be approximately $30 million. For the full-year 2025, we estimate cash paid for interest to be approximately $116 million, using forward rates based on 1-month SOFR and a credit spread of 225 basis points.

In addition to the above guidance, the Company is also providing a second quarter and full-year 2025 weighted-average number of basic and diluted share estimates for modeling purposes. For the second quarter 2025, we expect basic weighted-average shares outstanding to be approximately 302.7 million shares and diluted weighted-average shares outstanding to be approximately 306.3 million shares. For the full-year 2025, we expect basic weighted-average shares outstanding to be approximately 304.3 million shares and diluted weighted-average shares outstanding to be approximately 309.2 million shares. These share count forecasts do not include the impact of any share buybacks the Company may pursue in the future.

Reconciliation of Non-GAAP Operating Income and Adjusted Unlevered Free Cash Flow after-tax guidance to the most directly comparable GAAP measures is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity, and low visibility. In particular, the measures and effects of our stock-based compensation expense specific to our equity compensation awards and employer payroll tax-related items on employee stock transactions are directly impacted by the timing of employee stock transactions and unpredictable fluctuations in our stock price, which we expect to have a significant impact on our future GAAP financial results.

Webcast and Conference Call

A conference call to discuss Informatica’s first quarter 2025 financial results and financial outlook for the second quarter and full-year 2025 is scheduled for 2:00 p.m. Pacific Time today. To participate, please dial 1-833-470-1428 from the U.S. or 1-404-975-4839 from international locations. The conference passcode is 203129. A live webcast of the conference call will be available on the Investor Relations section of Informatica’s website at investors.informatica.com where presentation materials will also be posted prior to the conference call. A replay will be available online approximately two hours following the live call for a period of 30 days.

Forward-Looking Statements

This press release and the related conference call and webcast contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, including our GAAP and non-GAAP guidance for the second quarter and 2025 fiscal year, the effect of foreign currency exchange rates, the effect of macroeconomic conditions, management’s plans, priorities, initiatives, and strategies, our efforts to reduce operating expenses and adjust cash flows in light of current business needs and priorities, our expected costs related to restructuring and related charges, including the timing of such charges, the impact of the restructuring and related charges on our business, results of operations and financial condition, management's estimates and expectations regarding growth of our business, the potential benefits realized by customers by the use of artificial intelligence and machine learning in our products and the potential benefits realized by customers from our cloud modernization programs, market, and partnerships. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release and the related conference call and webcast may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to our business and financial performance, the effects of adverse global macroeconomic conditions and geopolitical uncertainty, including tariffs, our ability to attract and retain customers, our ability to develop new products and services and enhance existing products and services, our ability to respond rapidly to emerging technology trends, our ability to execute on our business strategy, including our strategy related to the Informatica IDMC platform and key partnerships, our ability to increase and predict customer consumption of our platform, our ability to compete effectively, and our ability to manage growth.

Further information on these and additional risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release and the related conference call and webcast are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K that was filed for the fiscal year ended December 31, 2024, and other filings and reports we make with the Securities and Exchange Commission from time to time, including our Quarterly Report on Form 10-Q that will be filed for the first quarter ended March 31, 2025. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

Non-GAAP Financial Measures and Key Business Metrics

We review several operating and financial metrics, including the following unaudited non-GAAP financial measures and key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they provide consistency and comparability with past financial performance. However, non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for our non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. Starting the second quarter of fiscal year 2024, we adjusted certain of our non-GAAP metrics for employer payroll tax expense related to equity incentive plans, as the amount of employer payroll tax expense is dependent on our stock price and other factors that are beyond our control and does not correlate to the operation of our business. The stock-based compensation related employer tax-related expense for comparative periods were immaterial and are not reflected in the prior period balances.

Non-GAAP Income from Operations and Operating Margin and Non-GAAP Net Income exclude the effect of stock-based compensation expense-related charges, including employer payroll tax-related items on employee stock transactions starting Q2 2024, amortization of acquired intangibles, expenses associated with acquisitions, sponsor-related costs, expenses associated with restructuring efforts, and facility impairment, and are adjusted for income tax effects. We believe the presentation of operating results that exclude these non-cash or non-recurring items provides useful supplemental information to investors and facilitates the analysis of our operating results and comparison of operating results across reporting periods.

Adjusted EBITDA represents GAAP net income (loss) as adjusted for income tax benefit (expense), interest income, interest expense, debt refinancing costs, other income (expense) net, stock-based compensation-related charges, including employer payroll tax-related items on employee stock transactions starting Q2 2024, amortization of intangibles, facility impairment, expenses associated with restructuring efforts, expenses associated with acquisitions, sponsor-related costs and depreciation. We believe adjusted EBITDA is an important metric for understanding our business to assess our relative profitability adjusted for balance sheet debt levels.

Adjusted Unlevered Free Cash Flow (after-tax) represents operating cash flow less purchases of property and equipment and is adjusted for interest payments, sponsor-related costs, expenses associated with acquisitions and restructuring costs (including payments for impaired leases). We believe this measure provides useful supplemental information to investors because it is an indicator of our liquidity over the long term needed to maintain and grow our core business operations. We also provide actual and forecast cash interest expense to aid in the calculation of adjusted free cash flow (after-tax).

Key Business Metrics

Annual Recurring Revenue ("ARR") represents the expected annual billing amounts from all active maintenance and subscription agreements. ARR is calculated based on the contract Monthly Recurring Revenue (MRR) multiplied by 12. MRR is calculated based on the accounting adjusted total contract value divided by the number of months of the agreement based on the start and end dates of each contracted line item. The aggregate ARR calculated at the end of each reported period represents the value of all contracts that are active as of the end of the period, including those contracts that have expired but are still under negotiation for renewal. We typically allow for a grace period of up to 6 months past the original contract expiration quarter during which we engage in the renewal process before we report the contract as lost/inactive. This grace-period ARR amount has been less than 2% of the reported ARR in each period presented. If there is an actual cancellation of an ARR contract, we remove that ARR value at that time. We believe ARR is an important metric for understanding our business since it tracks the annualized cash value collected over a 12-month period for all of our recurring contracts, irrespective of whether it is a maintenance contract on a perpetual license, a ratable cloud contract, or a self-managed term-based subscription license. ARR should be viewed independently of total revenue and deferred revenue related to our subscription and services contracts and is not intended to be combined with or to replace either of those items.

Cloud Subscription Annual Recurring Revenue ("Cloud Subscription ARR") represents the portion of ARR that is attributable to our hosted cloud contracts. We believe that Cloud Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring Cloud contracts. Cloud Subscription ARR should be viewed independently of cloud subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Self-managed Subscription Annual Recurring Revenue ("Self-Managed Subscription ARR") represents the portion of ARR that is attributable to our self-managed subscription contracts. We believe that Self-Managed Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring self-managed subscription contracts. Self-Managed Subscription ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items. As we continue to shift our focus from perpetual to cloud, we expect Self-managed Subscription ARR will decrease in future quarters.

Maintenance Annual Recurring Revenue ("Maintenance ARR") represents the portion of ARR only attributable to our maintenance contracts. We believe that Maintenance ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all our maintenance contracts. Maintenance ARR includes maintenance contracts supporting our perpetual licenses. Maintenance ARR should be viewed independently of maintenance revenue and deferred revenue related to our maintenance contracts and is not intended to be combined with or to replace either of those items. As we continue to shift our focus from perpetual to cloud, we expect Maintenance ARR will decrease in future quarters.

Cloud Subscription Net Retention Rate ("Cloud Subscription NRR") compares the contract value for Cloud Subscription ARR from the same set of customers at the end of a period compared to the prior year. We treat divisions, segments, or subsidiaries of a company as one customer when defining the Global Parent level. Global Parent customers are determined using Dun & Bradstreet GDUNS identifiers. To calculate our Cloud Subscription NRR for a particular period, we first establish the Cloud Subscription ARR value at the end of the prior year period. We subsequently measure the Cloud Subscription ARR value at the end of the current period from the same cohort of customers. Cloud Subscription NRR is then calculated by dividing the aggregate Cloud Subscription ARR in the current period by the prior year period. An increase in the Cloud Subscription NRR occurs as a result of price increases on existing contracts, higher consumption of existing products, and sales of additional new subscription products to existing customers exceeding losses from subscription contracts due to price decreases, usage decreases and cancellations. We believe Cloud Subscription NRR is an important metric for understanding our business since it measures the rate at which we are able to sell additional products into our cloud subscription customer base.

Revenue Disaggregation

Revenue recognized over time:
•Cloud subscription revenue(i) represents revenues from cloud subscription offerings, which deliver applications and infrastructure technologies via cloud-based deployment models for which we develop functionality, provide unspecified updates and enhancements, host, manage, upgrade, and support, and that customers access by entering into a subscription agreement with us for a stated period.
•Self-managed subscription support and other revenue(i) represents revenues generated primarily through the sale of license support contracts sold together with the self-managed subscription license purchased by the customer. Self-managed subscription license support contracts provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period and include internet access to technical content, as well as internet and telephone access to technical support personnel.
•Maintenance revenue(ii) represents revenues from fees for ongoing support and product updates mainly for our previously sold perpetual licenses.

Revenue recognized at a point in time:
•Self-managed subscription license revenue(i)(iii) represents revenues from customers and partners for the license rights to our on-premise self-managed software during a subscription term. When customers enter into a new subscription contract or renew an existing contract, this revenue is recognized upon the later of when the software license is made available to the customer or the subscription term commences.

Revenue recognized as services are provided:
•Professional services revenue(ii) represents revenues from non-recurring fees associated with implementation, education, and consulting services related to our software products.

(i) Included in Subscription revenue on the consolidated statements of operations.
(ii) Included in Maintenance and Professional services revenue on the consolidated statements of operations.
(iii) The Company previously presented Perpetual license revenues separately. Because revenues for perpetual licenses are not material for current or past periods due to our transition to a cloud-only, consumption-driven strategy, the Company has combined these amounts into Self-managed subscription license recognized at a point in time and retrospectively adjusted past periods for comparative purposes.

Gartner, Magic Quadrant for Augmented Data Quality Solutions, authored by Melody Chien, Divya Radhkrishnan and Sue Waite, published 10 March 2025. GARTNER is a registered trademark and service mark of Gartner, Inc. and/or its affiliates in the U.S. and internationally, and MAGIC QUADRANT is a registered trademark of Gartner, Inc. and/or its affiliates and are used herein with permission. All rights reserved. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About Informatica

Informatica (NYSE: INFA), a leader in enterprise AI-powered cloud data management, brings data and AI to life by empowering businesses to realize the transformative power of their most critical assets. We have created a new category of software, the Informatica Intelligent Data Management Cloud™ (IDMC). IDMC is an end-to-end data management platform, powered by CLAIRE AI, that connects, manages and unifies data across any multi-cloud or hybrid system, democratizing data and enabling enterprises to modernize and advance their business strategies. Customers in approximately 100 countries, including more than 80 of the Fortune 100, rely on Informatica to drive data-led digital transformation. Informatica. Where data and AI come to life.

Contacts:

Investor Relations:
Victoria Hyde-Dunn
vhydedunn@informatica.com

Public Relations:
prteam@informatica.com

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024

Revenues:
Subscription revenue	$284,010	$251,998
Maintenance and professional services	119,887	136,609
Total revenues	403,897	388,607
Cost of revenues:
Subscription costs	53,745	46,843
Maintenance and professional services costs	26,736	33,878
Amortization of acquired technology	531	1,034
Total cost of revenues	81,012	81,755
Gross profit	322,885	306,852
Operating expenses:
Research and development	81,973	79,654
Sales and marketing	142,112	137,433
General and administrative	40,182	50,446
Amortization of intangible assets	24,791	31,739
Restructuring	—	4,355
Total operating expenses	289,058	303,627
Income from operations	33,827	3,225
Interest income	13,256	13,407
Interest expense	(29,457)	(39,097)
Other (expense) income, net	(15,666)	6,335
Income (loss) before income taxes	1,960	(16,130)
Income tax expense (benefit)	620	(25,464)
Net income	$1,340	$9,334
Net income per share attributable to Class A and Class B-1 common stockholders:
Basic	$0.00	$0.03
Diluted	$0.00	$0.03
Weighted-average shares used in computing net income per share:
Basic	302,673	296,897
Diluted	308,558	312,499

INFORMATICA INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	March 31,	December 31,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$956,265	$912,460
Short-term investments	295,740	319,951
Accounts receivable, net of allowances of $3,495 and $6,618, respectively	284,751	509,826
Contract assets, net	59,882	60,343
Prepaid expenses and other current assets	197,823	184,939
Total current assets	1,794,461	1,987,519
Property and equipment, net	138,973	138,999
Operating lease right-of-use-assets	48,251	48,438
Goodwill	2,346,581	2,326,831
Customer relationships intangible asset, net	528,657	550,404
Other intangible assets, net	5,232	5,681
Deferred tax assets	19,993	18,267
Other assets	209,952	203,393
Total assets	$5,092,100	$5,279,532
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$29,555	$27,155
Accrued liabilities	44,180	57,696
Accrued compensation and related expenses	74,559	148,248
Current operating lease liabilities	13,207	13,686
Current portion of long-term debt	18,750	18,750
Income taxes payable	4,360	5,815
Deferred revenue	750,014	819,367
Total current liabilities	934,625	1,090,717
Long-term operating lease liabilities	38,622	37,771
Long-term deferred revenue	12,008	13,910
Long-term debt, net	1,786,543	1,790,401
Deferred tax liabilities	5,281	7,828
Long-term income taxes payable	26,056	24,276
Other liabilities	10,877	7,315
Total liabilities	2,814,012	2,972,218
Stockholders’ equity:
Class A common stock; $0.01 par value per share; 2,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 257,675 and 259,485 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	2,578	2,596
Class B-1 common stock; $0.01 par value per share; 200,000 shares authorized as of March 31, 2025 and December 31, 2024; 44,050 and 44,050 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	440	440
Class B-2 common stock; $0.00001 par value per share, 200,000 shares authorized as of March 31, 2025 and December 31, 2024; 44,050 and 44,050 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in-capital	3,617,109	3,670,371
Accumulated other comprehensive loss	(44,659)	(67,383)
Accumulated deficit	(1,297,380)	(1,298,710)
Total stockholders’ equity	2,278,088	2,307,314
Total liabilities and stockholders’ equity	$5,092,100	$5,279,532

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024

Operating activities:
Net income	$1,340	$9,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,296	2,193
Non-cash operating lease costs	3,980	3,902
Stock-based compensation	60,178	64,101
Deferred income taxes	(3,041)	(831)
Amortization of intangible assets and acquired technology	25,322	32,773
Amortization of debt issuance costs	956	887
Amortization of investment discount, net of premium	(753)	(1,440)
Changes in operating assets and liabilities:
Accounts receivable	232,538	220,708
Prepaid expenses and other assets	6,298	(233)
Accounts payable and accrued liabilities	(88,361)	(97,023)
Income taxes payable	(6,085)	(43,507)
Deferred revenue	(81,494)	(59,222)
Net cash provided by operating activities	154,174	131,642
Investing activities:
Purchases of property and equipment	(3,147)	(390)
Purchases of investments	(175,692)	(146,997)
Maturities of investments	172,500	149,939
Other	—	1,878
Net cash (used in) / provided by investing activities	(6,339)	4,430
Financing activities:
Payment of debt	(4,688)	(4,688)
Proceeds from issuance of common stock under employee stock purchase plan	14,579	13,797
Payments for dividends related to Class B-2 shares	(10)	(12)
Payments for repurchases of common stock	(101,346)	—
Payments for taxes related to net share settlement of equity awards	(29,015)	(45,843)
Proceeds from issuance of shares under equity plans	978	28,861
Net cash used in financing activities	(119,502)	(7,885)
Effect of foreign exchange rate changes on cash and cash equivalents	15,472	(5,562)
Net increase in cash and cash equivalents	43,805	122,625
Cash and cash equivalents at beginning of period	912,460	732,443
Cash and cash equivalents at end of period	$956,265	$855,068
Supplemental disclosures:
Cash paid for interest	$30,002	$37,782
Cash paid for income taxes, net of refunds	$9,740	$18,873

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS
(in thousands, except per share data)
(unaudited)

RECONCILIATIONS OF GAAP TO NON-GAAP

Reconciliation of GAAP net income to Non-GAAP net income

	Three Months Ended March 31,
	2025	2024

	(in thousands)
GAAP net income	$1,340	$9,334
Stock-based compensation-related charges(1)	61,616	64,101
Amortization of intangibles	25,322	32,773
Restructuring	—	4,355
Facility impairment	624	—
Acquisition-related costs	—	4,802
Sponsor-related costs	176	—
Income tax effect	(20,011)	(46,141)
Non-GAAP net income	$69,067	$69,224

Net income per share:
Net income per share—basic	$—	$0.03
Net income per share—diluted	$—	$0.03
Non-GAAP net income per share—basic	$0.23	$0.23
Non-GAAP net income per share—diluted	$0.22	$0.22

Share count (in thousands):
Weighted-average shares used in computing net income per share—basic	302,673	296,897
Weighted-average shares used in computing net income per share—diluted	308,558	312,499
Weighted-average shares used in computing Non-GAAP net income per share—basic	302,673	296,897
Weighted-average shares used in computing Non-GAAP net income per share—diluted	308,558	312,499

(1) Beginning with the second quarter of 2024, the Company adjusted for employer payroll tax-related items on employee stock transactions in certain non-GAAP metrics. The stock-based compensation related employer tax-related expense for comparative periods were immaterial and are not reflected in the balances above.

Reconciliation of GAAP income from operations to Non-GAAP income from operations

	Three Months Ended March 31,
	2025	2024

	(in thousands)
GAAP income from operations	$33,827	$3,225
Stock-based compensation-related charges	61,616	64,101
Amortization of intangibles	25,322	32,773
Restructuring	—	4,355
Facility impairment	624	—
Acquisition-related costs	—	4,802
Sponsor-related costs	176	—
Non-GAAP income from operations	$121,565	$109,256

GAAP operating margin (% of total revenue)	8.4%	0.8%
Non-GAAP operating margin (% of total revenue)	30.1%	28.1%

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS

Adjusted EBITDA Reconciliation

	Three Months Ended March 31,		Trailing Twelve Months ("TTM") Ended March 31,
	2025	2024	2025

	(in thousands)		(in thousands)
GAAP net income	$1,340	$9,334	$1,937
Income tax (benefit) expense	620	(25,464)	69,318
Interest income	(13,256)	(13,407)	(56,286)
Interest expense	29,457	39,097	136,424
Debt refinancing costs	—	—	1,366
Other expense (income), net	15,666	(6,335)	4,891
Stock-based compensation-related charges	61,616	64,101	260,603
Amortization of intangibles	25,322	32,773	118,294
Facility impairment	624	—	624
Restructuring	—	4,355	8,150
Acquisition-related costs	—	4,802	2,767
Sponsor-related costs	176	—	1,679
Depreciation	3,304	2,218	14,474
Adjusted EBITDA	$124,869	$111,474	$564,241

Adjusted Unlevered Free Cash Flows

	Three Months Ended March 31,
	2025	2024

	(in thousands, except percentages)
Total GAAP Revenue	$403,897	$388,607
Net cash provided by operating activities	154,174	131,642
Less: Purchases of property and equipment	(3,147)	(390)
Add: Restructuring costs	4,591	13,946
Add: Sponsor-related costs	355	—
Adjusted Free Cash Flow (after-tax)(1)(2)	155,973	145,198
Add: Cash paid for interest	30,002	37,782
Adjusted Unlevered Free Cash Flows (after-tax)(1)(2)	$185,975	$182,980

Adjusted Free Cash Flow (after-tax) margin(1)(2)	39%	37%
Adjusted Unlevered Free Cash Flows (after-tax) margin(1)(2)	46%	47%

(1) Includes cash tax payments of $9.7 million and $18.9 million for the three months ended March 31, 2025 and 2024, respectively.
(2) Includes foreign exchange remeasurement (loss) gain of $(13.3) million and $4.0 million for the three months ended March 31, 2025 and 2024, respectively, primarily from U.S. dollar cash held offshore.

Key Business Metrics

	March 31,
	2025	2024

	(in thousands, except percentages)
Cloud Subscription Annual Recurring Revenue	$848,359	$652,545
Self-managed Subscription Annual Recurring Revenue	422,078	505,148
Maintenance Annual Recurring Revenue on Perpetual Licenses	433,138	478,801
Total Annual Recurring Revenue	$1,703,575	$1,636,494

Cloud Subscription Net Retention Rate (Global Parent level)	120%	124%

INFORMATICA INC.
SUPPLEMENTAL INFORMATION

Additional Business Metrics

	March 31,
	2025	2024
Maintenance Renewal Rate	93%	94%
Total Cloud Subscription Annual Recurring Revenue customers	2,475	2,293
Cloud transactions processed per month in trillions (1)	119.3	91.8

(1) Total number of cloud transactions processed on our platform per month in trillions, which measures data processed.

Disaggregation of Revenues

	Three Months Ended March 31,
	2025	2024

	(in thousands)
Revenues:
Cloud subscription(i)	$199,935	$151,438
Self-managed subscription support and other(i)	41,496	48,591
Maintenance(ii)	103,209	117,678
Total revenue recognized over time	344,640	317,707
Self-managed subscription license recognized at a point in time(i)(iii)	42,579	51,969
Total subscription and maintenance revenue	387,219	369,676
Professional services(ii)	16,678	18,931
Total revenues	$403,897	$388,607
(i) Included in Subscription revenue on the consolidated statements of operations.
(ii) Included in Maintenance and Professional services revenue on the consolidated statements of operations.
(iii) The Company previously presented Perpetual license revenue separately. Because revenue for perpetual licenses are not material for current or past periods due to our transition to a cloud-only, consumption-driven strategy, the Company has combined these amounts into Self-managed subscription license recognized at a point in time and retrospectively adjusted past periods for comparative purposes.

Revenue recognized over time refers to ratable recognition over the contractual term. Revenue recognized at a point in time refers to recognition upon the later of when the software license is made available or the contractual term commences. Professional services are recognized as services are provided.

Net Debt Reconciliation

	March 31,	December 31
	2025	2024

	(in millions)
Dollar Term Loan	$1,819	$1,823
Less: Cash, cash equivalents, and short-term investments	(1,252)	(1,232)
Total net debt	$567	$591